Exhibit 24.9

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, John Richardson, do hereby appoint Joseph Dominguez and David Dardis, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2021 of Constellation Energy Corporation, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ JOHN RICHARDSON
John Richardson

DATE: February 18, 2022